                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 8-K/A

                                AMENDMENT NO. 3

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                JANUARY 8, 1997
--------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                              COINMACH CORPORATION
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its character)

        DELAWARE                 333-0062             53-0188589
 -------------------------------------------------------------------------------
     (State or other          (Commission         (IRS Employer
     jurisdiction of          File Number)        Identification
     incorporation)                               number)



                    55 LUMBER ROAD, ROSLYN, NEW YORK  11576
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (516) 484-2300
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)



                                             Exhibit Index is located on Page 27

Item 2.  Acquisition or Disposition of Assets
---------------------------------------------
     On January 8, 1997, pursuant to the terms and conditions of a Stock Purchase Agreement, dated as of November 25, 1996 (the "Agreement"), Coinmach Corporation (the "Company"), a wholly-owned subsidiary of Coinmach Laundry Corporation ("CLC"), completed the acquisition of 100% of the outstanding voting securities of each of KWL, Inc. ("KWL"), a Nevada corporation, and Kwik-Wash Laundries, Inc. ("Kwik Wash"), a Nevada corporation, for $125 million in cash and a $15 million promissory note issued by CLC (the "Kwik Wash Acquisition"). KWL and Kwik Wash are the sole partners of Kwik Wash Laundries, L.P. (the "Partnership"), a Texas limited partnership. The Partnership, based in Dallas, Texas, provides coin-operated laundry equipment services to multi-family dwellings in Texas, Louisiana, Arkansas and Oklahoma and operates approximately 150 laundromat stores throughout Texas.

     Simultaneously with the acquisition, KWL, Kwik Wash and the Partnership merged with and into the Company.

     Concurrently with the acquisition, the Company also entered into a new senior financing arrangement providing up to $200 million with Bankers Trust Company, First Union National Bank of North Carolina and Lehman Brothers, Inc. The Company's new credit facilities, which were used in part to fund the acquisition and will provide financing to support the Company's acquisition strategy, replaced the Company's existing credit facility.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
---------------------------------------------------------------------------

     (a)  Financial Statements.

          The audited combined financial statements of Kwik Wash Laundries, Inc. and KWL, Inc. for the years ended December 31, 1996, 1995 and 1994, together with auditors' report thereon, are attached hereto as Attachment 7(a) and are incorporated herein by this reference.

     (b)  Pro forma financial information.

          The unaudited pro forma combined financial statements of Coinmach Corporation for the nine-month period ended December 27, 1996 and for the twelve month period ended March 29, 1996 are attached hereto as Attachment 7(b) and are incorporated herein by this reference.

     (c)  Exhibits.


          27.1  Financial Data Schedule *

          99.1  Press Release, dated January 9, 1997 **

          99.2  Press Release, dated January 9, 1997 **

----------
     * Previously filed as an identically numbered exhibit to the Company's Amendment No. 2 on Form 8-K/A to Current Report on Form 8-K, dated January 8, 1997, as filed with the Commission on March 24, 1997.
    ** Previously filed as an identically numbered exhibit to the Company's Current Report on Form 8-K, dated January 8, 1997, as filed with the Commission on January 14, 1997.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 5, 1997

                                 COINMACH CORPORATION


                                         /s/ ROBERT M. DOYLE
                                 By:   ______________________________________
                                         Robert M. Doyle
                                         Senior Vice President

                                                                 ATTACHMENT 7(a)


                         Combined Financial Statements

                    Kwik Wash Laundries, Inc. and KWL, Inc.

                 Years ended December 31, 1996, 1995, and 1994
                      with Report of Independent Auditors

                    Kwik Wash Laundries, Inc. and KWL, Inc.

                         Combined Financial Statements

                 Years ended December 31, 1996, 1995, and 1994


                                   CONTENTS


Report of Independent Auditors............................................. 1

Audited Financial Statements

Combined Balance Sheets at December 31, 1996 and 1995...................... 2
Combined Statements of Income and Retained Earnings for the years ended
     December 31, 1996, 1995, and 1994..................................... 4
Combined Statements of Cash Flows for the years ended
     December 31, 1996, 1995, and 1994..................................... 5
Notes to Combined Financial Statements..................................... 6

                       [LETTERHEAD OF ERNST & YOUNG LLP]



                        Report of Independent Auditors


Board of Directors and Stockholders
Kwik Wash Laundries, Inc. and KWL, Inc.

We have audited the accompanying combined balanced sheets of Kwik Wash Laundries, INC. and KWL, Inc. (the Company), as of December 31, 1996 and 1995, and the related combined statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Kwik Wash Laundries, Inc. and KWL, Inc., at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /S/ Ernst & Young LLP

March 3, 1997

                    Kwik wash Laundries, Inc. and KWL, Inc.

                            Combined Balance Sheets

                                                            DECEMBER 31
                                                           1996     1995
                                                         ----------------
                                                          (In Thousands)
ASSETS
Current assets:
 Cash and cash equivalents                               $   278   $  764
 Trade receivables, less allowance of $10 in 1996
  and $20 in 1995                                             86       97
 Other receivables                                           249      360
 Notes receivable (Note 2)                                    49      197
 Inventory                                                   597      753
 Prepaid expenses                                             93       45
                                                         ----------------
Total current assets                                       1,352    2,216


Fixed assets at cost:
  Store equipment                                         11,519   11,370
  Route equipment                                         29,668   28,907
  vehicles                                                 2,405    2,659
  Other                                                    7,023    7,639
                                                         ----------------
                                                          50,615   50,575
  Accumulated depreciation                                40,550   39,184
                                                         ----------------
Net fixed assets                                          10,065   11,391


Other assets:
Notes receivable, including approximately $1,882 from
   related parties in 1995 (Note 2)                           34    1,941
  Prepaid location fees (Note 3)                          12,673   11,417
  Investment in equity investee (Note 4)                       -    1,042
 Intangibles (net) and other assets (Note 5)               1,125    2,659
                                                         ----------------
Total other assets                                        13,832   17,059
                                                         ----------------
Total assets                                             $25,249  $30,666
                                                         ================

                                                            DECEMBER 31
                                                           1996     1995
                                                         ----------------
                                                          (In Thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable, trade                                 $   764  $   660
 Accrued salaries and wages                                   55      395
 Accrued property taxes                                      329      261
 Accrued laundry room commissions                          1,459    1,314
 Other accrued liabilities                                   509      704
 Note payable (Note 9)                                     2,400        -
 Income taxes payable (Note 7)                                18        3
 Deferred income taxes (Note 7)                               37       57
                                                         ----------------
Total current liabilities                                  5,571    3,394

Long-term liabilities:
 Note payable (Notes 9)                                    3,700    6,200
 Deferred income taxes (Note 7)                               81      109
                                                         ----------------
Total liabilities                                          9,352    9,703

Commitments and contingencies (Note 8)

STOCKHOLDERS' equity (Note 10):
 Common stock:
  Kwik wash Laundries, Inc. - $1 par value:
   Authorized shares - 500,000
   Issued and outstanding shares - 54,675                     55       55
  KWL Inc. - $.10 par value:
   Authorized shares - 100,000
   Issued and outstanding shares - 54,675                      5        5
 Paid-in capital                                             925      925
 Retained earnings                                        14,912   19,978
                                                         ----------------
Total stockholders' equity                                15,897   20,963
                                                         ----------------
Total liabilities and stockholders' equity               $25,249  $30,666
                                                         ================

See accompanying notes.

                   Kwik wash Laundries, Inc. and KWL, Inc.
              Combined Statements of Income and Retained Earnings

                                                         YEAR ENDED DECEMBER 31
                                                  1996            1995           1994
                                                 --------------------------------------
                                                            (In Thousands)
Revenues:
 Laundry route receipts                          $43,481         $42,400        $40,569
 Laundry store receipts                           21,430          21,020         20,574
 Miscellaneous                                       534             437            613
                                                 --------------------------------------
Total revenues                                    65,445          63,857         61,756

Operating costs and expenses:
 Route commission expenses                        17,554          17,255         16,603
 Laundry operating expenses                       20,919          21,160         21,161
 Depreciation and amortization                     8,856           8,841          8,822
 Sales, general and administrative expenses        5,519           4,995          5,276
                                                 --------------------------------------
Total operating costs and expenses                52,848          52,251         51,862
                                                 --------------------------------------

Income from operations                            12,597          11,606          9,894

Other income (expense):
 Interest and finance charge income                  388             161            253
 Cain (loss) on sales of operating units and
  investment                                         136            (229)           (26)
 Equity in losses of equity investee                (970)           (458)
 Interest expense                                 (1,042)           (465)          (510)
                                                 --------------------------------------
Total other income (expense)                      (1,488)           (991)          (283)
                                                 --------------------------------------

Income before income taxes                        11,109          10,615          9,611
Income taxes (Note 7)                                 43             354            436
                                                 --------------------------------------
Net income                                        11,066          10,261          9,175

Retained earnings at beginning of period          19,978          19,055         29,844
Less cancelation of treasury shares (Note 10)          -               -         14,066
Less distributions to stockholders                16,132           9,338          5,898
                                                 --------------------------------------
Retained earnings at end of period               $14,912         $19,978        $19,055
                                                 ======================================

See accompanying notes.

                    Kwik wash Laundries, Inc. and KWL, Inc.

                       Combined Statements of Cash Flows

(CAPTION>
                                                          YEAR ENDED DECEMBER 31
                                                        1996       1995      1994
                                                      ------------------------------
                                                              (In Thousands)
OPERATING ACTIVITIES
Net income                                            $ 11,066   $ 10,261   $ 9,175
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation                                           5,213      5,134     5,009
  Amortization of contracts and intangibles              3,643      3,707     3,813
  Equity in losses of equity investee                      970        458         -
  Deferred income taxes                                    (48)       (62)      (99)
  Gains on sales of assets                                 (68)      (140)     (168)
  Changes in operating assets and liabilities:
    Trade and other receivables                            122       (174)        7
    Inventory                                              156          4       (47)
    Prepaid expenses and other assets                      (46)       603      (306)
    Accounts payable and accrued liabilities              (203)      (576)      653
                                                      ------------------------------
Net cash provided by operating activities               20,805     19,215    18,037

INVESTING ACTIVITIES
Purchases of fixed assets                               (4,073)    (5,483)   (4,737)
Prepaid location fees                                   (3,368)    (2,978)   (2,907)
Net proceeds (issuances) on notes receivable             2,055     (1,659)    2,647
Investment in equity investee                                -     (1,500)        -
Purchases of assets from acquisition                         -       (568)        -
Proceeds from sales of assets                              255        256       324
Payment for covenant not to compete-                         -          -    (1,250)
Proceeds from sale of investment in equity investee         72          -         -
                                                      ------------------------------
Net cash used in investing activities                   (5,059)   (11,932)   (5,923)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                24,600     17,300    14,100
Repayment of long-term debt                            (24,700)   (16,600)   (8,600)
Proceeds (payments) from issuance (purchase)
 of common stock                                             -        750    14,310)
Distributions to stockholders                          (16,132)    (9,338)   (5,898)
                                                      ------------------------------
Net cash used in financing activities                  (16,232)    (7,888)  (14,708)
                                                      ------------------------------
Net decrease in cash and cash equivalents                 (486)      (605)   (2,594)
Cash and cash equivalents at beginning of year             764      1,369     3,963
                                                      ------------------------------
Cash and cash equivalents at end of year              $    278   $    764   $ 1,369
                                                      ==============================

See accompanying notes.

                    Kwik Wash Laundries, Inc. and KWL, Inc.

                    Notes to Combined Financial Statements

                               December 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

During 1995, Kwik Wash Laundries, Inc. (Kwik Wash), and KWL, Inc., a newly-formed corporation (KWL), formed Kwik Wash Laundries, L.P.R a limited partnership (the Partnership), which became the successor in interest to substantially all of Kwik Wash's assets and liabilities. Kwik Wash holds a 99% limited partnership interest in the Partnership and KWL holds a 1% general partnership interest. These three entities are collectively referred to as the Company. The financial statements contain the combined accounts of Kwik Wash, KWL, and their 100% interest in the Partnership. Intercompany accounts and transactions have been eliminated in the combination.

On January 8, 1997, all of the issued and outstanding stock of Kwik Wash Laundries, Inc. and KWL, Inc. and their related partnership interests in Kwik Wash Laundries, L.P. was sold to Coinmach Corporation for approximately $140,000,000.

DESCRIPTION OF OPERATIONS

The Company's principal business activity is the ownership and management of its own coin-operated laundries located in stores and multifamily housing communities primarily in Texas, Louisiana, Oklahoma, Arkansas and Mississippi.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORY

The inventory of parts and supplies is stated at the lower of cost or market, using the moving average cost method, which approximates actual cost, under the first-in, first-out method.

                   Kwik Wash Laundries, Inc. and KWL, Inc.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION

Depreciation is calculated on either the straight-line or declining balance methods on all depreciable assets over their estimated useful lives of four to ten years. The net book value of miscellaneous equipment disposed of is included in depreciation expense.

INTANGIBLE ASSETS

Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives.

BAD DEBTS

The Company uses the reserve method in providing for bad debts.

FINANCE CHARGE INCOME

Deferred finance charges are recognized as income over the term of each note receivable on the straight-line basis.

STATEMENT OF CASH FLOWS

The indirect method has been used in the preparation of the statement of cash flows. The Company defines cash as cash-in-hand, cash in demand deposit accounts and cash equivalents with original maturities of three months or less.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's notes receivable from purchasers of operating units, notes receivable from affiliated entities and borrowings under its long term note payable approximate their fair value.

RECLASSIFICATIONS

Certain 1995 and 1994 balances have been reclassified to conform with the 1996 presentation.

                   Kwik Wash Laundries, Inc. and KWL, Inc.

2.  NOTES RECEIVABLE

Notes receivable represent installment obligations due from purchasers of various operating units and extensions of credit to affiliated parties. The trade notes are secured by equipment and are net of any add-on finance charges. The notes with affiliated parties are secured by real estate.

Notes receivable at December 31 are summarized as follows:

                                                   1996     1995
                                               -------------------
                                                  (In Thousands)
    Purchasers of operating units                 $ 135   $  336
    Affiliated parties                                -    1,882
    Less add-on finance charges                      32       80
    Less allowance for uncollectible accounts        20        -
                                               -------------------
    Net amount due                                   83    2,138
    Amount due in one year                           49      197
                                               -------------------
    Net long-term                                $   34  $1,941
                                               ===================

3.  PREPAID LOCATION FEES

Route location fees paid to secure apartment leases are capitalized and amortized over the life of the related lease, usually over periods of 60 to 120 months. Amortization expense for location fees was $2,111,978, $1,980,996, and $1,964,663 in 1996, 1995, and 1994, respectively.

4.  INVESTMENT IN EQUITY INVESTEE

The investment in equity investee represents the COMPANY'S 30% equity interest in TitleLink, L.C., a privately-owned developmental stage limited liability corporation which developed a communications product for the real estate title industry. The investment is accounted for at cost less the Company's equity in TitleLink's loss since the date of acquisition. Under the investment agreement, the Company is allocated substantially all of TitleLink's losses financed by the Company's investment.

In December 1996, the Company sold its 30% equity interest to an affiliated party for approximately $72,000. The proceeds have been netted against the Company's equity in losses of investee in the statement of income and retained earnings.

                    Kwik Wash Laundries, Inc. and KWL, Inc.

5. INTANGIBLE AND OTHER ASSETS

Intangible and other assets at December 31 are summarized as follows:

                                                    1996        1995
                                             -------------------------
                                                   (In Thousands)
     Laundry room contracts, net                  $  411      $  621
     Covenants not to compete, net                   654       1,969
     Deposits and other assets                        60          69
                                             -------------------------
     Total intangible and other assets            $1,125      $2,659
                                             =========================

Intangibles are amortized over their estimated useful lives of two to five years. Amortization expense was $1,530,420, $1,725,764, and $1,848,281 in 1996,
1995, and 1994, respectively.

During the year December 31, 1996, laundry route acquisitions were not significant. During 1995, the Company acquired a laundry route that included route equipment and intangible assets for cash in the aggregate amount of $567,608. The purchase price of the 1995 route acquisition was allocated to equipment ($249,968), laundry room contracts ($307,640) and covenants not to compete ($10,000).

6. PROFIT SHARING PLAN

The Company maintains a profit sharing plan, which includes provisions meeting the guidelines of Section 401(k) of the Internal Revenue Code. The plan covers all employees meeting certain minimum entry requirements, as allowed by law. The Company's contribution to the plan is voluntary. For the years ended December 31, 1996, 1995, and 1994, plan expenses charged to operations were $640,636, $504,569, and $499,981, respectively.

7. INCOME TAXES

Kwik Wash and KWL are Subchapter S corporations. For federal income tax purposes, the Company's income is taxed directly to the stockholders with the exception of the corporate level built-in gains tax. During a ten year recognition period, this corporate level tax is imposed on the sale or exchange of assets that were held by Kwik Wash on the date of its Subchapter S election.

                    Kwik Wash Laundries, Inc. and KWL, Inc.

7.   INCOME TAXES (CONTINUED)

The Company's deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax liabilities relate to net built-in gains expected to be recognized during the ten-year recognition period. Income tax expense primarily relates to state income taxes for the years ended December 31, 1996, 1995, and 1994. The Company had no deferred tax assets at December 31, 1996 and 1995.

Cash paid for income taxes was $84,746, $744,119, and $553,262 for 1996, 1995, and 1994, respectively.

8.   COMMITMENTS AND CONTINGENCIES

The Company's operations are conducted from leased premises, which include 10 offices/warehouses and approximately 150 laundry stores. Generally, these leases are for various periods of from one to ten years and are renewable at the option of the Company. Six of the offices/warehouses and 22 of the laundry stores are leased from various partnerships whose partners include the majority stockholders of the Company.

Total rent expense for 1996, 1995, and 1994 was $3,583,599, $3,576,919, and
$3,484,793, respectively, of which $900,612, $886,135, and $870,962, respectively, was with related parties. Aggregate minimum rentals in the succeeding years ended December 31 are as follows:

                                                            RELATED
                                                  OTHERS    PARTIES    TOTAL
                                               --------------------------------
                                                         (In Thousands)
     1997                                         $1,976    $  834   $ 2,810
     1998                                          1,668       871     2,539
     1999                                          1,331       871     2,202
     2000                                            933       799     1,732
     2001                                            556         -       556
     Thereafter                                      571         -       571
                                               --------------------------------
     Total                                        $7,035    $3,375   $10,410
                                               ================================

The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such nature, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position or results of operations of the Company.

                    Kwik Wash Laundries, Inc. and KWL, Inc.

9. NOTE PAYABLE

In November, 1995, the Company entered into a new $32,000,000 loan agreement with a single bank that extends to September 30, 2000. This agreement replaced an existing loan agreement, which was to mature on December 15, 2000. Under the new loan agreement, the Company has an unsecured reducing line of credit of $20,000,000 (Facility A Commitment), and an unsecured term loan of $120,000,000 (Facility B Commitment). The Company had aggregate advances under the Facility A Commitment of $1,000,000 and $6,200,000 outstanding at December 31, 1996 and 1995, respectively. Aggregate advances outstanding under the Facility B Commitment was $5,100,000 at December 31, 1996. There were no aggregate advances under the Facility B Commitment outstanding at December 31, 1995. On each quarterly date commencing December 30, 1997, the Facility A Commitment shall be reduced by $1,000,000. On each quarterly date commencing June 30, 1996, the Facility B Commitment shall be reduced by $600,000. No net repayments are due as long as the amounts outstanding are below the current Facility A and Facility B Commitments. Advances under both the Facility A and Facility B Commitments bear interest at varying rates based (at the Company's option) on the Bank's prime rate or the London Interbank Offering Rate. At December 31, 1996, the interest rates on outstanding borrowings was 8.25% and at December 31, 1995, the interest rates on outstanding borrowings ranged from 7.25% to 8.5%. The loan agreement contains affirmative and negative covenants, including restrictions on future borrowings, and requires that the Company meet certain financial ratios.

On January 3, 1996, the Company borrowed $12,000,000 on the Facility B Commitment. This amount was distributed to the stockholders as a dividend.

Cash paid for interest was $1,048,655, $456,827, and $504,627 for 1996, 1995,
and 1994, respectively.

During 1996, the Company operated under an interest rate swap agreement with its bank with an initial notional amount of $10,000,000. The interest rate swap agreement was canceled on December 5, 1996 and did not significantly effect the Company's effective interest rate on outstanding borrowings during 1996.

                    Kwik Wash Laundries, Inc. and KWL, Inc.

10.  STOCK REDEMPTION AND STOCKHOLDER AGREEMENTS

On November 15, 1993, Kwik Wash exercised its Call Option pursuant to the terms of a Put and Call Agreement entered into with a stockholder to purchase all of the stockholder's common stock (56,923 shares) for $251.40 per share. On January 31, 1994, Kwik Wash purchased the 56,923 shares pursuant to the Put and Call Agreement. Such treasury shares were subsequently canceled on February 1, 1994, and returned to the status of authorized and unissued common stock. The cancelation of the treasury shares was accounted for by reducing common stock by $56,923, paid-in capital by $187,334, and retained earnings by $14,066,185.

                                                                 ATTACHMENT 7(b)

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined balance sheet as of December 27, 1996 gives effect to the Kwik Wash Acquisition, as if such transaction occurred as of December 27, 1996. The unaudited pro forma combined statements of operations of the Company for the twelve month period ended March 29, 1996 and the nine month period ended December 27, 1996 give effect to the Kwik Wash Acquisition, which occurred on January 8, 1997, and the acquisition of Allied Laundry Equipment Company ("Allied"), which occurred in April 1996 (the "Allied Acquisition"), as if such transactions occurred at the beginning of the 1996 fiscal year.

     The pro forma adjustments are based upon currently available information as well as upon certain assumptions that management believes are reasonable. The Kwik Wash Acquisition and the Allied Acquisition were accounted for as purchases with assets recorded at their estimated fair market values. Management believes that actual fair market value adjustments, if any, will not differ materially from the preliminary allocation of the purchase price contained in the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company as previously filed on Form 10-K as of and for the six month transition period ended March 29, 1996.

     As used in the notes to the unaudited pro forma financial statements of the Company included herein, "Solon" shall refer to Solon Automated Services, Inc., a Delaware corporation, and "TCC" shall refer to The Coinmach Corporation, a Delaware corporation. On November 30, 1995, TCC merged with and into Solon through an exchange of stock, whereupon the surviving corporation changed its name to Coinmach Corporation. Both Solon and TCC were under common ownership commencing April 5, 1995.

                              COINMACH CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 27, 1996
                           (IN THOUSANDS OF DOLLARS)

                                                                Historical
                                                                 Basis of
                                                                Kwik Wash
                                                    Coinmach      Assets     Pro Forma        Pro Forma
                                                   Historical    Acquired   Adjustments       Combined
                                                   ----------   ----------  -----------       ---------
ASSETS:
     Cash and cash equivalents                      $  7,485      $   278     $  1,444   (c)   $  9,207
     Receivables, net                                  6,491          418            0            6,909
     Inventories and prepaid expenses                  9,309          690            0            9,999
     Advance rental payments                          23,633       12,673            0           36,306
     Property and equipment, net                      96,854       10,065            0          106,919
     Contract rights, net                             61,019          410      172,557   (a)    233,986
     Goodwill, net                                    42,588            0            0           42,588
     Other assets                                      9,446          715          500   (a)     10,561
                                                                                  (100)  (b)
                                                    --------      -------     --------         --------
     TOTAL ASSETS                                   $256,825      $25,249     $174,401         $456,475
                                                    ========      =======     ========         ========

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT):
     Accounts payable and accrued liabilities       $ 25,694      $ 3,134     $  2,050   (a)   $ 30,878
     Due to Parent                                     5,176            0       15,000   (a)     20,176
     Deferred income taxes                            16,374          118       49,448   (a)     65,940
     11-3/4% Senior Notes                            196,655            0            0          196,655
     12-3/4% Senior Notes                              5,000            0            0            5,000
     Term notes                                            0            0      130,000   (a)    130,000
     Other long-term debt                              2,327        6,100       (6,100)  (a)      2,327
     Shareholder's equity (deficit):
          Common stock and capital in excess
            of par value                              29,658          985         (985)  (a)     29,658
          Notes receivable from management              (254)           0            0             (254)

                                                                                  (100)  (b)
          Accumulated (deficit) earnings             (23,805)      14,912      (14,912)  (a)    (23,905)
                                                    --------      -------     --------         --------

     Total shareholder's equity (deficit)              5,599       15,897      (15,997)           5,499
                                                    --------      -------     --------         --------
     TOTAL LIABILITIES AND SHAREHOLDER'S
       EQUITY (DEFICIT)                             $256,825      $25,249     $174,401         $456,475
                                                    ========      =======     ========         ========

           See "Notes to Unaudited Pro Forma Combined Balance Sheet"

                              COINMACH CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 27, 1996
                           (IN THOUSANDS OF DOLLARS)


(a) Reflects allocation of purchase price aggregating approximately $145,000 for the acquisition of Kwik Wash. The Kwik Wash Acquisition was accounted for as a purchase. Preliminary purchase price allocations to contract rights are based on fair value using a methodology consistent with prior acquisitions. Contract rights will be amortized over 15 years. Management believes that actual fair market value adjustments, if any, will not differ materially from such preliminary purchase price allocations. The Company funded the Kwik Wash Acquisition with term notes under its new credit facility in an aggregate principal amount of $130 million and by a $15 million promissory note issued by CLC.

(b) Reflects the retirement of remaining unamortized balance of Deferred Finance Costs - Heller Revolving Credit.

(c) Reflects the additional amount financed by the Company in excess of the purchase price in connection with the Kwik Wash Acquisition.

                              COINMACH CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    TWELVE MONTH PERIOD ENDED MARCH 29, 1996
                           (IN THOUSANDS OF DOLLARS)


                                       Coinmach Historical                                 Pro Forma Adjustments
                                 -------------------------------                        ---------------------------

                                  April 5, 1995     Six Months       (a)        (b)
                                       to             Ended       Acquired   Acquired    Purchase                         Pro Forma
                                 Sept. 29, 1995   Mar. 29, 1996   Business   Business   Accounting          Other          Combined

                                 ---------------  --------------  ---------  ---------  -----------       ---------       ---------

REVENUES                               $ 89,719        $ 89,070    $10,568    $63,857     $      0        $      0        $ 253,214
COSTS AND EXPENSES
    Operating, general and
     administrative expenses             65,363          62,560      7,800     42,710            0            (850)  (g)    171,283
                                                                                                            (1,000)  (g)
                                                                                                              (500)  (h)
                                                                                                            (4,800)  (i)

    Depreciation and amortization        18,423          18,212      1,508      8,841       (2,341)  (c)         0           56,828
                                                                                            11,997   (d)
                                                                                               188   (e)
    Restructuring charges                 2,200               0          0          0            0          (2,200)  (f)          0
                                       --------        --------    -------    -------     --------        --------        ---------
                                         85,986          80,772      9,308     51,551        9,844          (9,350)         228,811
                                       --------        --------    -------    -------     --------        --------        ---------
Operating income                          3,733           8,298      1,260     12,306       (9,844)          9,350           25,103
Interest expense, net                    11,541          11,830        517        304            0          11,949   (j)     36,141
Other nonoperating expenses                   0               0          0        229            0               0              229
                                       --------        --------    -------    -------     --------        --------        ---------
(Loss) income before income
  taxes and extraordinary item           (7,808)         (3,532)       743     11,773       (9,844)         (2,599)         (11,267)

                                       --------        --------    -------    -------     --------        --------        ---------

(Benefit) provision for income           (1,862)           (998)       290        354       (4,036)  (k)     4,110   (k)     (2,142)
 taxes
                                       --------        --------    -------    -------     --------        --------        ---------

(Loss) income before                    ($5,946)        ($2,534)   $   453    $11,419      ($5,808)        ($6,709)         ($9,125)
 extraordinary item
                                       ========        ========    =======    =======     ========        ========        =========


     See "Notes to Unaudited Pro Forma Combined Statements of Operations"

                              COINMACH CORPORATION
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)


(a) Represents historical operating results of Allied for the year ended December 31, 1995.

(b) Represents historical operating results of Kwik Wash for the year ended December 31, 1995.

(c) Represents the difference in historical depreciation expense of $1,508 for the fixed assets of Allied and the depreciation expense of $1,088 on the purchase price allocated to property and equipment by the Company with useful lives of 3 to 8 years, as well as the decrease in depreciation expense of $1,921 for the fixed assets of Kwik Wash resulting from extending the lives of laundry equipment and components from 5 to 8 years, consistent with the Company's current accounting policies.

(d) Represents the amortization of contract rights acquired over 15 years, related to Kwik Wash.

(e) Represents the amortization of covenants not to compete, which have terms from 5 to 8 years, of $125 in connection with the Allied Acquisition, and $63 in connection with the Kwik Wash Acquisition.

(f) Reflects the exclusion of restructuring costs of $2,200.

(g) On September 29, 1995, management implemented cost savings programs affecting corporate financial and administrative functions and regional operations which amounted to $2,000 and $1,700, respectively, on an annual basis. The development of cost savings programs was a direct result of the plan to combine Solon and Coinmach on November 30, 1995. The $2,000 cost savings arise principally as personnel cost savings resulting from the closing of Solon's corporate office in Philadelphia, Pennsylvania and relocation to Roslyn, N.Y. The $1,700 cost savings are personnel cost savings resulting from reduction and consolidation of regional operations. One half of the cost savings were recognized during the six months ended March 29, 1996.

(h) Reflects cost savings of $500 related to the Allied Acquisition, which resulted from the consolidation of administrative functions in Roslyn, N.Y. consisting primarily of personnel cost savings.

(i) Reflects anticipated cost savings of $4,800 directly related to the Kwik Wash Acquisition. Prior to completing an acquisition, the Company formulates a costs savings program affecting corporate financial and administrative functions and regional operations which is implemented upon the completion of each acquisition. The cost savings from the Kwik Wash Acquisition represents certain identifiable personnel cost savings relating to the elimination of 83 employees of Kwik Wash for $4,091 and certain identifiable cost savings for facility and other costs for $709 resulting from the reduction and consolidation of certain regional operations in Texas and administrative functions in Roslyn, N.Y. pursuant to the cost savings program. The above-mentioned pro forma personnel and facility costs savings are derived from actual historical amounts reflected on Kwik Wash's financial statements. Additionally, substantially all the employees have been terminated and the expected cost savings have begun to be realized with respect to all of the facilities for which costs savings have been recorded. If the Company's integration plans had occurred on April 4, 1995, the Company believes that there would have been no effect on revenues or expenses other than as presented in the pro forma statements of operations.

(j) The following table presents a reconciliation of pro forma interest expense:

                              COINMACH CORPORATION
                           PRO FORMA INTEREST EXPENSE
                           (IN THOUSANDS OF DOLLARS)

                                                                                             TWELVE MONTH
                                                                                             PERIOD ENDED
                                                                                            MARCH 29, 1996
                                                                                            ---------------
HISTORICAL INTEREST EXPENSE                                                                       $ 24,192

ADD:
  Interest on 11.75% Senior Notes due 2005                                                          23,107
  Interest on $130 million term loans to finance purchase of Kwik Wash                              10,400
  Interest on $15 million CLC promissory note at 9.875% issued in connection with the
   Kwik Wash Acquisition                                                                             1,481

  Amortization of deferred finance costs on new debt:
     11.75% Senior Notes due 2005                                                                      479
     Revolving credit facility                                                                          26

DEDUCT:
  Interest on retirement of 12.75% Senior Notes due 2001 and
     13.75% Senior Subordinated Debentures due 2002                                                (10,742)
  Interest on Solon revolving credit facility                                                         (126)
  Interest on TCC revolving credit facility                                                         (3,121)
  Interest on Heller revolving credit facility                                                         (76)
  Interest on 11.75% Senior Notes from November 30, 1995 to March 29, 1996                          (7,529)
  Interest of acquired businesses                                                                     (821)

  Amortization of deferred finance costs on retired debt:
       12.75% Senior Notes due 2001 and
         13.75% Senior Subordinated Debentures due 2002                                               (409)
       Original issue discount on 13.75% Senior Subordinated
          Debentures due 2002                                                                         (125)
       Solon revolving credit facility                                                                 (28)
       TCC revolving credit facility                                                                  (383)
       Heller revolving credit facility                                                                (25)

  Amortization of deferred finance costs on the 11.75% Senior Notes from November
   30, 1995 to March 29, 1996                                                                         (159)
                                                                                                  --------

PRO FORMA ADJUSTMENT                                                                                10,949
                                                                                                  --------

PRO FORMA INTEREST EXPENSE                                                                        $ 36,141
                                                                                                  --------

(k) Represents the income tax impact of the pro forma adjustments and business acquired.

                              COINMACH CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED DECEMBER 27, 1996
                           (IN THOUSANDS OF DOLLARS)


                                                                                 Pro Forma Adjustments
                                                                              ---------------------------

                                                                      (a)
                                                      Coinmach     Acquired    Purchase                          Pro Forma
                                                     Historical    Business   Accounting          Other          Combined
                                                     ----------    --------   ----------          -----          ---------
REVENUES                                                $143,205    $48,377     $      0        $      0         $191,582
COSTS AND EXPENSES
     Operating, general and administrative expenses       99,713     31,932            0          (3,750)  (g)    127,895


     Depreciation and amortization                        30,581      6,684         (384)  (b)         0           45,556
                                                                                   8,628   (c)
                                                                                      47   (d)
     Stock compensation expense                            1,920          0            0               0            1,920
                                                        --------    -------     --------        --------         --------
                                                         132,214     38,616        8,291          (3,750)         175,371
                                                        --------    -------     --------        --------         --------
Operating income                                          10,991      9,761       (8,291)          3,750           16,211

Interest expense, net                                     18,536        551            0           8,092   (f)     27,179
Other nonoperating expenses                                    0        742            0            (742)               0
                                                        --------    -------     --------        --------         --------
(Loss) income before income taxes and
     extraordinary item                                   (7,545)     8,468       (8,291)         (3,600)         (10,968)
                                                        --------    -------     --------        --------         --------

(Benefit) provision for income taxes                      (2,300)         0       (3,399)  (e)     3,614   (e)     (2,085)
                                                        --------    -------     --------        --------         --------

(Loss) income before extraordinary item                  ($5,245)   $ 8,468      ($4,892)        ($7,214)         ($8,883)
                                                        ========    =======     ========        ========         ========

     See "Notes to Unaudited Pro Forma Combined Statements of Operations"

                              COINMACH CORPORATION
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)


(a) Represents historical operating results of Kwik Wash for the nine month period ended September 30, 1996.

(b) Represents the decrease in depreciation expense of $384 for the fixed assets of Kwik Wash resulting from extending the lives of laundry equipment and components from 5 to 8 years, consistent with the Company's current accounting policies.

(c) Represents the amortization of contract rights acquired over 15 years, related to Kwik Wash.

(d) Represents the amortization of covenants not to compete related to the Kwik Wash Acquisition, which has a term of 8 years.

(e) Represents the income tax impact of the pro forma adjustments and business acquired.

(f) The following table presents a reconciliation of pro forma interest expense:

                                                                                Nine Months Ended
                                                                                December 27, 1996
                                                                                ------------------

HISTORICAL INTEREST EXPENSE                                                               $19,087

ADD:
  Interest on $130 million term loan to finance purchase of Kwik Wash                       7,800
  Interest on $15 million CLC promissory note at 9.875% issued in connection
   with the Kwik Wash Acquisition                                                           1,111


DEDUCT:
  Interest on Heller revolving credit facility                                               (249)
  Interest of acquired business                                                              (551)

  Amortization of deferred finance costs on retired debt:
     Heller revolving credit facility                                                         (19)
                                                                                          -------

PRO FORMA ADJUSTMENT                                                                        8,092
                                                                                          -------

PRO FORMA INTEREST EXPENSE                                                                $27,179
                                                                                          =======

(g) Reflects anticipated cost savings of $3,750 directly related to the Kwik Wash Acquisition. Prior to completing an acquisition, the Company formulates a costs savings program affecting corporate financial and administrative functions and regional operations which is implemented upon the completion of each acquisition. The cost savings from the Kwik Wash Acquisition represents certain identifiable personnel cost savings relating to the elimination of 83 employees of Kwik Wash for $3,350 and certain identifiable cost savings for facility and other costs for $400 resulting from the reduction and consolidation of certain regional operations in Texas and administrative functions in Roslyn, N.Y. pursuant to the cost savings program. The above-mentioned pro forma personnel and facility costs savings are derived from actual historical amounts reflected on Kwik Wash's financial statements. Additionally, substantially all the employees have been terminated and the expected cost savings have begun to be realized with respect to all of the facilities for which costs savings have been recorded. If the Company's integration plans had occurred on April 4, 1995, the Company believes that there would have been no effect on revenues or expenses other than as presented in the pro forma statements of operations.

                                 EXHIBIT INDEX


EXHIBIT                                             PAGE
NUMBER                     DOCUMENT                NUMBER
-------                    --------                ------
  27.1     Financial Data Schedule *

  99.1     Press Release, dated January 9, 1997 **

  99.2     Press Release, dated January 9, 1997 **

----------
 * Previously filed as an identically numbered exhibit to the Company's Amendment No. 2 on Form 8-K/A to Current Report on Form 8-K, dated January 8, 1997, as filed with the Commission on March 24, 1997.
** Previously filed as an identically numbered exhibit to the Company's Current Report on Form 8-K, dated January 8, 1997, as filed with the Commission on January 14, 1997.